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                                                                   EXHIBIT 99

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                                              Zenith National Insurance Corp.
                                                    21255 Califa Street
                                               Woodland Hills, CA 91367-5021
                                                  Reply to: P.O. Box 9055
                                                  Van Nuys, CA 91409-9055
                                                  Telephone 818/713-1000



PRESS RELEASE
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BUSINESS & FINANCIAL EDITORS                      FREDRICKA TAUBITZ
                                                  Executive Vice President
FOR IMMEDIATE RELEASE                             & Chief Financial Officer


              ZENITH NATIONAL CLOSES ITS PURCHASE OF ASSETS OF RISCORP


WOODLAND HILLS, CA, April 2, 1998 . . . . . . . Zenith National Insurance Corp. (ZNT) announced today that its wholly-owned subsidiary, Zenith Insurance Company, closed its transaction to purchase certain assets of RISCORP, Inc. and its subsidiaries under an agreement previously announced on June 17, 1997. The transaction is effective April 1, 1998.

Under the transaction, Zenith acquired all the assets and assumed certain of the liabilities of RISCORP, Inc. and its subsidiaries related to the workers' compensation business, including inforce insurance business as well as the right to all new and renewal policies. Zenith also purchased RISCORP's "First Call"(sm) managed care workers' compensation system.

RISCORP will no longer engage in the workers' compensation or managed care businesses.

The purchase price, to be paid in cash, will be the difference between the book value of the assets purchased and the book value of the liabilities assumed by Zenith as of April 1, 1998. The final purchase price is subject to audit and a dispute resolution process and cannot be determined at this time. At closing, Zenith paid the minimum cash purchase price of $35 million and assumed $15 million in certain indebtedness of RISCORP, Inc.


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Stanley R. Zax, Chairman and President commented, "We are delighted to expand our Southeast operations with the closing of the purchase of the assets and inforce business of RISCORP. The consummation of this strategic acquisition provides expanded geographic diversification in our workers' compensation business and adds state-of-the-art managed care and agent Internet communication capabilities to our operations. We welcome all of RISCORP's policyholders, agents, claimants and employees to the Zenith Family and we are excited about renewing and energizing our new partners with a goal of a mutually beneficial and profitable relationship."

The above release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange of 1934, as amended. The words "believe", "estimate", "expect", "intend", "anticipate", and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Zenith National Insurance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.


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